Exhibit 99.6

FOR IMMEDIATE RELEASE: SYNTHETIC FUEL PLANTS RESUME OPERATIONS

On October 6, 2006, Gencor received notification that the synthetic fuel plants in which Gencor has an investment had resumed operation.

Previously, on May 15, 2006, Gencor announced they had received notification that the limited partners gave notice that the plants would be “idled” until further notice.

Any distributions from these investments depend upon the production from these operations continuing to qualify for tax credits under Section 29 of the Internal Revenue Code and the ability to economically produce and market synthetic fuel produced by the plants. One of the contingencies related to future benefits from these entities is based on the average price of oil. Per a provision of Section 29, if the average price of crude oil reaches a certain level, the tax credits will terminate. The escalation in oil prices earlier this year raised serious doubt on the continued availability of tax credits under Section 29. If oil prices remained at the high levels or increase, the tax credits could phase-out or terminate.

The Company can not predict how long the plants will continue to operate or the amount, if any, of future distributions.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of industrial applications.

This press release may contain forward-looking statements, including but not limited to, statements regarding the future prospects of the Company and its stock. Such statements are subject to numerous risks and uncertainties, in addition to those discussed above, including but not limited to the continuing strength of the Company’s financial condition, and the Company’s ability to continue to generate positive operating results. Further, there are risks and uncertainties associated with the Company’s business and its industry generally, some of which are beyond the Company’s control and which include but are not limited to, income from synthetic fuel tax credits, the health of the construction equipment market, global stability, our nation’s mobilization efforts, changes in domestic and international economic conditions, government regulation, political uncertainty in international markets, cyclical demand for the Company’s products, availability and cost of raw materials, changes in the competitive environment, and other factors from time to time contained in the Company’s reports filed with the SEC.